PricewaterhouseCoopers LLP, 1420 Fifth Avenue, Suite 1900, Seattle, WA 98101
T: (206) 398 3000, F: (206) 398 3100, www.pwc.com/us
Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of Russell Investment Company In planning and performing our audit of the financial statements of Russell Investment Company(the "Company") as of and for the year ended October 31, 2011, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Company's internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we do not express an opinion on the effectiveness of the Company's internal control over financial reporting. The management of the Company is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company;
(2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and trustees of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination 2 of 2 of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company's annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Company's internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted the following deficiency in the Company's internal control over financial reporting and its operation, including controls over safeguarding securities, that we consider to be a material weakness as defined above as of October 31, 2011. The Company's controls designed to ensure proper recording of the fair value of the investment balance and unrealized appreciation/depreciation from investment securities, related to the investment in Russell Investment Company Liquidating Trust (the "Trust"), an affiliated investment, did not operate effectively as of October 31, 2011. As a result of this material weakness, balances of investments at fair value in the statement of assets and liabilities and unrealized appreciation/depreciation from investment securities were misstated for 12 portfolios of the Trust at various times during the year ended October 31, 2011 for the purpose of recording and executing shareholder transactions. The detection of the errors subsequent to October 31, 2011 resulted in audit adjustments to the October 31, 2011 financial statements of those portfolios. Prospectively, the Company has proposed that the third party accounting agent will update the manual posting template used to account for investments in the Trust to ensure that current ending balances and unrealized appreciation/depreciation are calculated correctly and allocated proportionately in accordance with ownership interests. The Company's administrator will also review the postings against the Funds' accounting records to ensure that the investment balance and unrealized appreciation/depreciation are properly recorded. We have not performed any procedures to assess this corrective action, including its sufficiency in addressing the material weakness described above. This material weakness was considered in determining the nature, timing and extent of audit tests applied in our audits of the financial statements for the year ended October 31, 2011, and this report does not affect our report on such financial statements.

This report is intended solely for the information and use of management and the Board of Directors of Russell Investment Company and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

December 23, 2011